Exhibit 10.2

RELEASE

REFERENCE IS MADE to an amount equal to $166,961.70 (the “Liability”), owed up to but excluding the date hereof, by RM Fresh Brands Inc. (“RM”), a corporation formed under the laws of the Province of Ontario;

WHEREAS Legacy has sold, transferred and assigned all right, title and interest in and to the Liability to Rocoto Capital Management Ltd. (“Rocoto”);

AND WHEREAS Legacy Ventures International Inc. (“Legacy”), a corporation formed under the laws of the State of Nevada, pursuant to a Share Exchange Agreement dated the 30th day of September, 2015 (the “Share Exchange Agreement”), became the sole registered and beneficial shareholder of RM;

1.	Release of RM by Legacy

For good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, Legacy, on its own behalf and on behalf of its directors, officers, employees, agents and shareholders, including their successors and assigns, hereby releases and forever discharges RM and its present and future shareholders, directors, officers, employees and agents, including their successors and assigns (the “Releasees”), of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, contracts, proceedings and claims for injuries, losses and damages of any kind whatsoever (including any loss or damage not yet ascertained) that Legacy ever had, now has or can, shall or may hereafter have arising with regard to the period of time prior and up to the date hereof, including without limitation arising from the Share Exchange Agreement or generally as a result of its role as the parent corporation of RM, save and except for any claims relating to the Liability (collectively, the “Legacy Claims”).

Legacy further covenants and agrees not to, directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any Legacy Claim against the Releasees.

Legacy further covenants and agrees not to make, initiate or continue any Legacy Claim against any person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

Legacy hereby represents, warrants and covenants that it has not assigned and will not assign to any other person any of the Legacy Claims that it is releasing herein.

All things of whatsoever nature and kind arising from or relating to the relationship between the parties hereto and the provisions of this Release shall be kept in the strictest of confidence by Legacy and no part will be disclosed to any third party for any reason at any time unless required to do so by a court of law.

Legacy hereby agrees that it will not disparage the Releasees publicly in any manner whatsoever, to any third party, nor to make a statement to the public that may adversely reflect on the Releasees.

Notwithstanding anything to the contrary contained in Release, Legacy does not herein release or discharge any obligations of RM pursuant to the Liability.

2.	Release of Legacy by RM

For good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, RM, on its own behalf and on behalf of its directors, officers, employees, agents and shareholders, including their successors and assigns, hereby releases and forever discharges Legacy and its present and future shareholders, directors, officers, employees and agents, including their successors and assigns (the “Releasees”), of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, contracts, proceedings and claims for injuries, losses and damages of any kind whatsoever (including any loss or damage not yet ascertained) that RM ever had, now has or can, shall or may hereafter have arising with respect to the period of time prior and up to the date hereof, with regard to:

(a)	the Share Exchange Agreement;

(b)	generally as a result of Legacy’s role as the parent corporation of RM, or under the following contractual provisions:

(i)	pursuant to Section 3.6 of the Executive Management Services Agreement dated September 30, 2015 between RM and Shadon Global, Inc.; and

(ii)	pursuant to Section 3.6 of the Executive Management Services Agreement dated September 30, 2015 between RM and Ferris Brand Management, Inc.

(collectively, the “RM Claims”).

RM further covenants and agrees not to, directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any RM Claim against the Releasees.

RM further covenants and agrees not to make, initiate or continue any RM Claim against any person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

RM hereby represents, warrants and covenants that it has not assigned and will not assign to any other person any of the RM Claims that it is releasing herein.

All things of whatsoever nature and kind arising from or relating to the relationship between the parties hereto and the provisions of this Release shall be kept in the strictest of confidence by RM and no part will be disclosed to any third party for any reason at any time unless required to do so by a court of law.

RM hereby agrees that it will not disparage the Releasees publicly in any manner whatsoever, to any third party, nor to make a statement to the public that may adversely reflect on the Releasees.

3.	Miscellaneous

(a)	If any provision of this Release or its application to any party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Release and without affecting its application to other parties or circumstances.

(b)	This Release will be construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(c)	This Release may be executed by facsimile or email, any of which will be deemed to be an original. Delivery by facsimile or email of an executed copy of this Release is as effective as delivery of an originally executed counterpart of this Release. Any party delivering an executed copy of this Release by facsimile or email shall also deliver an originally executed copy but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Release.

(d)	The Releasor declares that it has executed this Release voluntarily after having been given sufficient time to consider its actions and to seek such independent legal or other advice as it deems appropriate with respect to this matter and the terms of this Release and that the Releasor fully appreciates the nature, extent and consequences of this Release.

(e)	The provisions of this Release enure to the benefit of and are enforceable by the heirs, executors, administrators, legal representatives, successors and assigns of the Releasees and are binding on the Releasor and its heirs, executors, administrators, successors, assigns and legal representatives, as applicable.

[Signature page follows.]

IN WITNESS HEREOF, this Release has been duly executed as of August 30, 2016.

R M FRESH BRANDS INC.		LEGACY VENTURES INTERNATIONAL INC.

Per:	/s/ Ron Patel	Per:	/s/ Evan Clifford
	Name: Ron Patel		Name: Evan Clifford
	Title: President		Title: CEO